As filed with the Securities and Exchange Commission on October 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPIRE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1276957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Spire Global, Inc.

8000 Towers Crescent Drive

Suite 1225

Vienna, Virginia 22182

(202) 301-5127

(Address of principal executive offices, including zip code)

2012 Stock Option and Grant Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full title of the plan)

Peter Platzer

Chief Executive Officer

Spire Global, Inc.

8000 Towers Crescent Drive

Suite 1225

Vienna, Virginia 22182

(202) 301-5127

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew T. Hill Richa Sharma Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Ananda Martin Amanda Bradley Spire Global, Inc. 8000 Towers Crescent Drive Suite 1225 Vienna, Virginia 22182 (650) 487-3970

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share:
2021 Equity Incentive Plan	8,869,629(2)	$6.23(5)	$ 55,257,788.67	$ 5,122.40
2021 Employee Stock Purchase Plan	3,194,000(3)	$5.30(6)	$ 16,928,200.00	$ 1,569.25
2012 Stock Option and Grant Plan	22,463,596(4)	$4.47(7)	$100,412,274.12	$ 9,308.22
TOTAL:	34,527,225		$172,598,262.79	$15,999.87

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), and the Registrant’s 2012 Stock Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)

Represents 8,869,629 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. The number of shares of Class A Common Stock available for issuance under the 2021 Plan will be increased by any shares subject to assumed awards granted under the 2012 Plan that, on or after the effective closing date of the Registrant’s business combination (the “Registration Date”), expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to the above is 22,255,314 shares).

(3)	Represents 3,194,000 shares of Class A Common Stock reserved for issuance under the 2021 ESPP.
(4)

Represents 22,463,596 shares of Class A Common Stock reserved for issuance pursuant to stock options outstanding under the 2012 Plan as of the date of this Registration Statement. Any shares of Class A Common Stock subject to such awards outstanding that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations or are forfeited to or repurchased by the Registrant due to failure to vest, will become available for issuance under the 2021 Plan, subject to the maximum limit set forth in the 2021 Plan. See footnote 2 above.

(5)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and is equal to $6.23 per share, the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange (“NYSE”) on October 15, 2021 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(6)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to 85% of $6.23, the average of the high and low prices of the Class A Common Stock as reported on the NYSE on October 15, 2021 (such date being within five business days of the date that this Registration Statement was filed with the SEC). Pursuant to the 2021 ESPP, shares are sold at 85% of the lower of (i) the fair market value of a share of the Registrant’s Class A Common Stock on the first trading day of the offering period or (ii) the fair market value of a share of the Class A Common Stock on the exercise date.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.47 per share, the weighted-average exercise price of stock options outstanding under the 2012 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Spire Global, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Final Prospectus dated September  30, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as a part of the Registration Statement on Form S-1, as amended (File No. 333-259733) (the “Resale S-1”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 333-39493), filed with the Commission on March 29, 2021, as amended May 12, 2021;

(3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (b) above; and

(4) The description of the Registrant’s Class A Common Stock contained in the Resale S-1, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation contains provisions that limit the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, if the DGCL is amended to provide for further elimination or limitation of the liability of a director of corporations, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL.

In addition, the Registrant’s bylaws provide that it shall indemnify its directors and officers, under certain circumstances, and may indemnify its employees, agents and any other persons, to the extent not prohibited by the DGCL or other applicable law. The Registrant’s bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to certain exceptions.

Further, the Registrant entered into indemnification agreements with each of its directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require the Registrant to advance all expenses reasonably and actually incurred by its directors and executive officers in investigating or defending any such action, suit, or proceeding.

The Registrant also purchases and maintains insurance policies on behalf of any person who is or was a director, officer, employee, among others, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

The limitation of liability and indemnification provisions in the Registrant’s certificate of incorporation or bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Form of Class A common stock certificate of the Registrant.	8-K	001-39493	4.1	August 20, 2021

4.2	Spire Global, Inc. 2021 Equity Incentive Plan and related form agreements.	S-1	333-259733	10.3	September 23, 2021

4.3	Spire Global, Inc. 2021 Employee Stock Purchase Plan and related form agreements.	S-1	333-259733	10.4	September 23, 2021

4.4	Spire Global, Inc. 2012 Stock Option and Grant Plan, and related form agreements.	S-4/A	333-256112	10.8	July 16, 2021

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Marcum LLP.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vienna Virginia, on the 19th day of October, 2021.

SPIRE GLOBAL, INC.

By:	/s/ Peter Platzer
Peter Platzer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Krywe and Ananda Martin, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Platzer Peter Platzer	Chief Executive Officer and Director (Principal Executive Officer)	October 19, 2021

/s/ Thomas Krywe Thomas Krywe	Chief Financial Officer (Principal Financial and Accounting Officer)	October 19, 2021

/s/ Theresa Condor Theresa Condor	Executive Vice President, General Manager of Space Services and Earth Intelligence and Director	October 19, 2021

/s/ Stephen Messer Stephen Messer	Director	October 19, 2021

/s/ Jack Pearlstein Jack Pearlstein	Director	October 19, 2021

/s/ William Porteous William Porteous	Director	October 19, 2021